Exhibit 3.1


                         CERTIFICATE OF INCORPORATION

                                      OF

                             SCORS DEPOSITOR INC.

          I, the undersigned, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, do execute this Certificate of Incorporation and do hereby certify as follows:

          First: The name of this Corporation (hereinafter called the "Corporation") is SCORS DEPOSITOR INC.

          Second: The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, 19801; and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

          Third: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any of the following acts or activities:

                 (a) to authorize, sell, and invest in (and enter into agreements in connection with), and/or to engage in the establishment of one or more trusts (each, a "Trust") which will issue, deliver, purchase and sell bonds, notes, debt or equity securities, obligations, and other securities and instruments (in one or more series, each of which series may consist of one or more classes) (the "Securities"), which Securities will be collateralized or otherwise secured or backed by, or otherwise represent interests in, among other things (A) one or more pools of Receivables (as defined in Article Third
(b) below); (B) pass-through certificates (the "Pass-Through Certificates") evidencing a fractional undivided ownership interest in one or more grantor trusts that own or hold, among other things: (1) one or more pools of Receivables, or (2) participations or certificates of participation or beneficial ownership in one or more pools of Receivables (the "Participation Certificates") or in other Participation Certificates or Owner Trust Securities (as defined below); (C) indebtedness or certificates issued by one or more owner trusts (the "Owner Trust Securities") that own or hold, among other things, one or more pools of Receivables, Participation Certificates or Owner Trust Securities; (D) preferred securities (the "Preferred Securities") of one or more trusts or other special purpose legal entities that hold Receivables or (E) other Collateral (the Receivables, the Pass-Through Certificates, Participation Certificates, Owner Trust Securities, Preferred Securities and other collateral pledged as security for or otherwise supporting the Securities and the proceeds thereof are collectively referred to herein as the "Collateral");

                 (b) in connection with the issuance and sale of the Securities or otherwise, to purchase or otherwise acquire, own, hold, transfer, convey, pledge, assign, sell (or otherwise dispose of), service, finance, refinance or otherwise deal in or with the Pass-Through Certificates, the Participation Certificates, the Owner Trust Securities, the Preferred Securities and the Receivables (and any assets to which such Receivables relate) and other Collateral and to enter into contractual arrangements, transactions and agreements with respect to the Receivables and with the providers or obligors respecting such Collateral, including agreements with originators of Receivables, sellers or servicers of Receivables or dealers in any assets to which the Receivables relate; for purposes of this Certificate of Incorporation, the term "Receivables" means the right to payment under, and other rights of a holder with respect to, various debt securities, term preferred stock, promissory notes, leases, loan agreements, installment sales contracts, manufactured housing loans, drafts (including bank and commercial drafts), trade documents, certificates of participation, accounts receivable, accounts, chattel paper, account balances, certificates of beneficial ownership, bankers' acceptances and other agreements and instruments evidencing indebtedness or payment obligations, any or all of which may be secured or unsecured, that arise in connection with one or both of the following:

               (i) loans secured by first or junior mortgages on real estate or manufactured housing; and

              (ii) any and all other commercial transactions and commercial, sovereign, student and consumer loans and indebtedness;

                 (c) to arrange or otherwise provide for support for any series of Securities to be issued by the Corporation or any Trust by various forms of credit enhancement including collections and/or distributions on the Receivables which are to be remitted to certain accounts to be established under the indenture or participation, pooling, trust or other similar agreement relating to such series (each on "Agreement"), cash deposits, insurance policies, guaranteed investment contracts, interest rate protection agreements, investment agreements, letters of credit, minimum payment agreements, guarantees and other forms of credit enhancement including arrangements whereby, for a given series, payments on one or more classes of Securities (the "Subordinated Securities") are subordinated to, and constitute additional security for, payments due on one or more other classes of Securities in such series;

                 (d) to invest certain proceeds from Receivables and related Collateral as determined by the Corporation's Board of Directors;

                 (e) to authorize, issue, sell and deliver instruments evidencing the Corporation's indebtedness which is completely subordinated to any Securities, and to enter into agreements by which the Corporation incurs such indebtedness; and

                 (f) to engage in any lawful act or activity and to exercise any powers permitted to corporations organized under the General Corporation Law of Delaware (currently codified at Title 8 of the Delaware Code) (as the same may be amended, herein referred to as the "General Corporation Law of Delaware") that are incidental to and necessary or convenient for the accomplishment of the above mentioned business and purposes.

          Fourth: The total number of shares of stock which the Corporation shall have authority to issue is one hundred (100) shares, all of which are of a par value of one dollar ($1.00) each, and all of which are of one class and are designated as Common Stock.

          Fifth: The name and mailing address of the incorporator is as follows:

                 Claudia DiGiacomo
                 Sidley Austin Brown & Wood LLP
                 787 Seventh Avenue
                 New York, New York 10019

          Sixth: Elections of Directors need not be by ballot unless the By-Laws of the Corporation shall so provide. The books of the Corporation may (subject to any statutory requirements) be kept at such place whether within or outside the State of Delaware as may be designated by the Board of Directors or in the By-Laws of the Corporation.

          Seventh: The original By-Laws of the Corporation shall be adopted by the incorporator. Thereafter, the power to make, alter, or repeal the By-Laws, and to adopt any new By-Law, shall be vested in the Board of Directors.

          Eighth: (a) The affairs of the Corporation shall be managed by a Board of Directors consisting of at least three members.

                 (b) Without the affirmative vote of 100% of the members of the Board of Directors of the Corporation, the Corporation may not institute proceedings to be adjudicated as bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition seeking or consent to reorganization or relief under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Corporation or a substantial part of its property, or make any assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or take any corporate action in furtherance of any such action.

                 (c) The Corporation shall maintain a separate principal office through which its business shall be conducted, which office may be located in the headquarters or any branch of its parent..

                 (d) The Corporation shall maintain corporate records and books of account and shall not commingle its corporate records and books of account with the corporate records and books of account of its parent.

                 (e) The Board of Directors of the Corporation shall hold appropriate meetings to authorize all of its corporate actions.

                 (f) The funds and other assets of the Corporation shall not be commingled with those of any other corporation.

                 (g) The Corporation shall pay its own expenses and shall not hold itself out as being liable for the debts of any other party.

                 (h) The Corporation shall not form, or cause to be formed, any subsidiaries.

                 (i) The Corporation shall act solely in its corporate name and through its duly authorized officers or agents in the conduct of its business, and shall conduct its business so as not to mislead others as to the identity of the entity with which they are concerned.

                 (j) Meetings of the stockholders of the Corporation shall be held not less frequently than one time per annum.

                 (k) The Corporation shall operate in such a manner that it would not be substantively consolidated with any other entity.

          Ninth: The Corporation is to have perpetual existence.

          Tenth: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

          Eleventh: No director shall have any personal liability to the Corporation or its stockholders for any monetary damages for breach of fiduciary duty as a director, except that this Article shall not eliminate or limit the liability of each director (i) for any breach of such director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under

Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which such director derived an improper personal benefit. This Article shall not eliminate or limit the liability of such director of any act or omission occurring prior to the date when this Article becomes effective. If the Delaware General Corporation Law is amended hereafter to further eliminate or limit the personal liability of directors, the liability of a director of this corporation shall be limited or eliminated to the fullest extent permitted by the Delaware General Corporation Law, as amended.

          Twelfth: The Corporation shall, to the fullest extent permitted by
Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, or by any successor thereto, indemnify any and all persons whom it shall have power to indemnify under said section from the against any and all of the expenses, liabilities or other matters referred to in or covered by said section. The Corporation shall advance expenses to the fullest extent permitted by said section. Such right to indemnification and advancement of expenses shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

         IN WITNESS WHEREOF, the undersigned, being the sole Incorporator of the Corporation, does make this certificate, hereby declaring and certifying that this is my act and deed and that the facts herein stated are true, and accordingly have hereunto set my hand this 17th day of December, 2003.


                                     /s/ Claudia DiGiacomo
                                     ------------------------------------
                                     Claudia DiGiacomo
                                     Sole Incorporator